Free Writing Prospectus filed pursuant to Rule 433
Preliminary Prospectus Supplement dated May 4, 2026
To Prospectus dated November 3, 2023
Registration Statement File No. 333-275303
LAS VEGAS SANDS CORP.
Offering of
$500,000,000 5.300% Senior Notes due 2031
$500,000,000 5.650% Senior Notes due 2033
(the “Offering”)
May 4, 2026
Pricing Term Sheet
The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated May 4, 2026 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the accompanying base prospectus dated November 3, 2023, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-275303). The information in this pricing term sheet supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Otherwise, this Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Las Vegas Sands Corp. (NYSE: LVS)

Offering Format:	SEC Registered

Title of Security:	5.300% Senior Notes due 2031 5.650% Senior Notes due 2033

Principal Amount:	2031 Notes: $500,000,000 2033 Notes: $500,000,000

Maturity Date:	2031 Notes: May 15, 2031 2033 Notes: May 18, 2033

Coupon:	2031 Notes: 5.300%, accruing from May 13, 2026 2033 Notes: 5.650%, accruing from May 13, 2026

Price to Public:	2031 Notes: 99.787% of face amount 2033 Notes: 99.873% of face amount

Benchmark Treasury:	2031 Notes: 3.875% UST due April 30, 2031 2033 Notes: 4.125% UST due April 30, 2033

Benchmark Treasury Price and Yield:	2031 Notes: 99-00; 4.099% 2033 Notes: 99-03 ¾ ; 4.272%

Spread to Benchmark Treasury:	2031 Notes: +125 basis points 2033 Notes: +140 basis points

Yield to Maturity:	2031 Notes: 5.349% 2033 Notes: 5.672%

Interest Payment Dates:	2031 Notes: May 15 and November 15, commencing November 15, 2026 2033 Notes: May 18 and November 18, commencing November 18, 2026

Regular Record Dates:	2031 Notes: April 30 and October 31 2033 Notes: May 3 and November 3

Par Call Date:	2031 Notes: On or after April 15, 2031 2033 Notes: On or after March 18, 2033

Make-Whole Call:	2031 Notes: T+20 basis points (prior to April 15, 2031) 2033 Notes: T+25 basis points (prior to March 18, 2033)

Offer to Repurchase Upon Change of Control Triggering Event:	101% of principal amount, plus accrued and unpaid interest to but excluding the repurchase date

Trade Date:	May 4, 2026

Settlement Date:	May 13, 2026 (T+7)

CUSIP:	2031 Notes: 517834 AR8 2033 Notes: 517834 AS6

ISIN:	2031 Notes: US517834AR87 2033 Notes: US517834AS60

Denominations/Multiple:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings*:	Moody’s: Baa3 (Stable); S&P: BBB- (Stable); Fitch: BBB (Stable)

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Goldman Sachs & Co. LLC SMBC Nikko Securities America, Inc. BNP Paribas Securities Corp. Morgan Stanley & Co LLC Scotia Capital (USA) Inc.
*    A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by the sender.
The issuer has filed a registration statement (including the Preliminary Prospectus Supplement and the accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the Offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the Prospectus Supplement and the accompanying prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847 (toll free), BofA Securities, Inc. at (800) 294-1322 (toll free), Goldman Sachs & Co. LLC at (866) 471-2526 (toll free) or SMBC Nikko Securities America, Inc. at 888-868-6856 (toll free).

It is expected that delivery of the Notes will be made against payment therefor on or about May 13, 2026, which is the seventh business day following the date hereof (such settlement cycle being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to May 13, 2026, will be required, by virtue of the fact that the Notes will initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their own advisors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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